UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           SCHEDULE 14C
 Information Statement Pursuant to Section 14(c) of the Securities
             Exchange Act of 1934 (Amendment No. ___)

Check the appropriate box:
[X] Preliminary Information Statement

[ ] Confidential - For Use of the Commission Only (as permitted by
    Rule 14a-5(d)(2))

[ ] Definitive Information Statement



                   Regency Group Limited, Inc.
         (Name of Registrant as Specified in its Charter)


                            REGISTRANT
   (Name of Person(s) Filing Proxy Statement, if other than the
                           Registrant)

Payment of Filing Fee (Check the appropriate box):
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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
    and 0-11.

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        applies:

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        applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:



[ ] Fee paid previously with preliminary materials.

[ ] Check  box  if  any part of the fee is offset  as  provided  by
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                   REGENCY GROUP LIMITED, INC.
                 8930 E. Raintree Drive, Suite 100
                     Scottsdale, Arizona 85260


     Notice of Action by Written Consent of Shareholders to be
                      Effective May ___, 2002

Dear Stockholder:

     Regency Group Limited, Inc. (the "Company" or "RGNC") notifies our shareholders of record that stockholders holding a majority of the voting power plan to effect a reverse split of our issued and outstanding common stock on a 1:40 basis by written consent in lieu of a special meeting, to be effective May __, 2002.

     The Information Statement is first being mailed to stockholders of RGNC on or about May 10, 2002. Only beneficial stockholders of record at the close of business on May 10, 2002 will be entitled to receive the Information Statement. These actions will not be effective until a date which is at least twenty (20) days after RGNC files the Definitive Information Statement. You are urged to read the Information Statement in its entirety for a description of the action to be taken by the majority stockholders of the Company.

               WE ARE NOT ASKING YOU FOR A PROXY AND
             YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                   /s/ Terry Neild
                                   Terry  Neild,  Chief  Executive
                                                  Officer

Scottsdale, Arizona
May 1, 2002

                    REGENCY GROUP LIMITED, INC.
                 8930 E. Raintree Drive, Suite 100
                     Scottsdale, Arizona 85260


                       INFORMATION STATEMENT

                        General Information

     This information statement is being furnished to beneficial holders of the common stock of Regency Group Limited, Inc., a Nevada corporation ("RGNC"). RGNC will bear the cost of preparing and sending out this information statement. Due to capital limitations, this information statement will be provided to beneficial shareholders of record as of May 10, 2002 via regular postal mail. If you are not a beneficial shareholder of RGNC's common stock, management will provide you with a copy of this information statement upon written request.

     The Board of Directors has recommended, and persons owning the majority of the voting power of RGNC, intend to adopt resolutions to effect the above-noted action.

                  Dissenters' Right of Appraisal

     The Nevada Revised Statutes does not provide for dissenter's rights of appraisal in connection with the proposed action.

                             PROPOSAL

                        REVERSE STOCK SPLIT

     The Board of Directors has unanimously approved, and the majority stockholders seek to approve, the effecting of a reverse stock split on a 1-for-40 (1:40) basis in the issued and outstanding shares of RGNC common stock.

Reasons for Approving a Reverse Stock Split

     There are various reasons for the proposed Reverse Split, the foremost of which is to increase the price of the Company's traded Common Stock, which the Board believes would foster confidence in the Company and assist it in obtaining financing on more favorable terms than otherwise might be available.

     Another projected benefit of the Reverse Split would be a very substantial reduction in the transaction costs associated with trading in the Company's Common Stock. In most cases, trading costs include both "brokers" trading commissions and the "indirect cost" of "dealer markup," that is, the difference between the buying and selling prices of dealers in a given stock (the "bid-ask spread")

     Further, the Board of Directors believes that the reduction in the number of common shares outstanding, without any corresponding material alteration in the economic composition of the Company or the relative interests of the securities holders would thus likely enhance the public and institutional perception of the Company's Common Stock and thus increase investor interest. However, no assurance can be given that the market price of the Common Stock will increase in direct proportion to the ratio of the Reverse Split. A failure of the stock's trading price to completely reflect the mathematics of the Reverse Split would result in a reduction in the market value of the Company's securities, but, on the other hand, it is no less likely that the Reverse Split may result in a disproportionately increased value of the market value of the Company's Common Stock.

     There can be no assurance that the total market capitalization of the Common Stock after the proposed Reverse
Stock Split will be equal to the total market capitalization before the proposed Reverse Stock Split or that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price.

Potential Effects of the Reverse Stock Split

     Pursuant to the Reverse Stock Split, each holder of shares of our Common Stock (the "Old Common Stock") immediately prior to the effectiveness of the Reverse Stock Split will become the holder of fewer share of our Common Stock (the "New Common Stock") after consummation of the Reverse Stock Split. Although the Reverse Stock Split, will not, by itself, impact our assets or properties, the Reverse Stock Split could result in a decrease in the aggregate market value of our equity capital. The Reverse Stock Split will not result in some stockholders owning "odd-lots." All fractional share holdings shall be rounded up to whole numbers. For example, if a shareholder owns 100 shares of Old Common Stock, after the 40 to 1 Reverse Stock Split, that shareholder will now own 3 shares of New Common Stock, not 2.5 shares of New Common Stock.

     All outstanding options, warrants, rights and convertible securities will be appropriately adjusted for the Reverse Stock
Split automatically on the effective date of the Reverse Stock Split. The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder's proportionate equity interest in us except for those stockholders who would receive cash in lieu of fractional shares. None of the rights currently accruing to holders of the Common Stock, options or warrants to purchase Common Stock or securities convertible into Common Stock will be affected by the Reverse Stock Split. Following the Reverse Stock Split, each share of New Common Stock will entitle the holder thereof to one vote per share and will otherwise be identical to one share of the Old Common Stock.

     We are currently authorized to issue a maximum of 100,000,000 shares of Common Stock. Although the number of authorized shares of Common Stock will not change as a result of the Reverse Stock Split, the number of shares of Common Stock issued and outstanding will be reduced to a number that will be approximately equal to
(a) the number of shares of Common Stock issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split, divided by (b) the applicable number (which will be 40 as determined by the Board) in accordance with the ratio of the
Reverse Stock Split, and (c) increased by the rounding up  of  any fractional shares to whole shares. With the exception of the number of shares issued and outstanding, the rights and preference of the shares of Common Stock prior and subsequent to the Reverse Stock Split will remain the same. It is not anticipated that our financial condition, the percentage ownership of management, the number of our stockholders or any aspect of our business would materially change as a result of the Reverse Stock Split. Our Common Stock is currently registered under Section 12(g) of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split is not the first step in, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Exchange Act. Additionally, the Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act as we will continue to be subject to the Exchange Act's periodic reporting requirements.

Increase of Shares of Common Stock Available for Future Issuance

     As a result of the Reverse Stock Split, there will be a reduction in the number of shares of our Common Stock issued and outstanding and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the Reverse Stock Split (the "Increased Available Shares"). The Increased Available Shares may be used for any proper corporate purpose approved by the Board including, among others, future financing transactions.

Effectiveness of Reverse Stock Split

     In determining the ratio of the Reverse Stock Split, the Board will assess numerous factors including, but not limited to, analysis of the most recent fiscal quarter of the Company, general economic conditions, and the existing and expected marketability and liquidity of our Common Stock. The judgment of the Board regarding the ratio will be conclusive.

     Commencing on the date of the Reverse Stock Split, each Old Common Stock certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of Common Stock resulting from the Reverse Stock Split and each stockholder of record who owns a fewer number of shares of our Common Stock than the Reverse Stock Split ratio shall have his or her fractional shares rounded up to equal one whole share of New Common Stock. As soon as practicable after the filing date, stockholders will be notified as to the effectiveness of the Reverse Stock Split and instructed as to how and when to surrender their certificates representing shares of Old Common Stock in exchange for certificates representing shares of New Common Stock. We intend to use Pacific Stock Transfer Company as our exchange agent in effecting the exchange of certificates following the effectiveness of the Reverse Stock Split.






   INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE
                            ACTED UPON

     The following table shows how much RGNC Common Stock is owned as of March 30, 2002 by each Director, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group. As of March 30, 2002, we are not aware of any other stockholders owning 5% or more of RGNC's Common Stock. The aggregate number of common shares issued and outstanding of RGNC as of March 30, 2002 was 39,900,900.

           Name             Number of       Percent of
                          Shares Owned      Outstanding
                                              Shares

EXECUTIVE OFFICERS
AND DIRECTORS

Terry Neild                 8,466,200         21.22%
Pamela Michie               -0-                0.00%
Ralph Massetti              1,000,000          2.51%

All officers and directors  9,466,200         23.72%
as a group

5% OR GREATER SHAREHOLDERS

Investment Capital          5,000,000         12.53%
Corporation
Advantage Nevada            2,833,531          7.10%
Corporation
Charles Neild (1)           1,600,000          4.01%
Victoria Neild (2)          891,300            2.23%

Notes:

  (1) Charles Neild is the brother of Terry W. Neild, the President of RGNC.
  (2) Victoria Neild is the wife of Terry W. Neild, the President of RGNC.

     No director has informed RGNC in writing that he intends to oppose the action set forth herein.

   DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

     Multiple shareholders sharing an address will receive only one annual report unless we receive contrary instructions from one or more of the security holders. We shall undertake to deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered.

     Security holders may contact the Company at 8930 E. Raintree Drive, Suite 100, Scottsdale, Arizona 85260. The Company can also be reach via telephone at (480) 444-0081.